Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jweingartner@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Grows Portfolio to over $200 Million in

Grocery-Anchored Shopping Centers

CINCINNATI, OH, September 4, 2012 – Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), today announced the acquisition of Richmond Plaza, a 178,167 square-foot shopping center anchored by Kroger in Augusta, Georgia and Publix at Northridge, a 65,320 square-foot shopping center anchored by Publix in Sarasota, Florida. The acquisitions of Richmond Plaza and Publix at Northridge bring the total portfolio to 19 properties with an aggregate purchase price of approximately $201.1 million.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers. Richmond Plaza and Publix at Northridge were acquired through its joint venture, PECO-ARC Institutional Joint Venture I, LP.

Richmond Plaza is located in Augusta, Georgia, the second-largest metropolitan area in the state of Georgia. The shopping center is anchored by a 47,413 square-foot Kroger grocery store. When combined with the Kroger grocery store lease, 86 percent of rents from the property come from national tenants such as Harbor Freight Tools, JoAnn Fabrics, Chuck E. Cheese, H&R Block and Casual Male.

Publix at Northridge is located in Sarasota, Florida, which is approximately 60 miles south of Tampa. The shopping center is anchored by a 44,840 square-foot Publix grocery store. Publix, the No. 1 grocer by market share in the Tampa region, is on a long-term lease through December 2023.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of September 4, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 19 grocery-anchored shopping centers totaling 1,818,229 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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